Exhibit 10.25

FOURTH AMENDMENT TO PURCHASE AGREEMENT

This FOURTH AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of February 12, 2013, is made and entered into by and between WPV SAN JOSE, LLC, a Delaware limited liability company (“Seller”), and COLE CCPT IV ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Purchase Agreement dated January 18, 2013, as amended by that certain First Amendment to Purchase Agreement dated February 1, 2013, as further amended by that certain Second Amendment to Purchase Agreement dated February 6, 2013, and as further amended by that certain Third Amendment to Purchase Agreement dated February 11, 2013 (collectively, the “Purchase Agreement”), for the sale and purchase of real property located in San Jose, California, commonly known as “The Plant”;

WHEREAS, Seller and Buyer desire to amend the Purchase Agreement pursuant to the terms of this Amendment;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Defined Terms. All capitalized terms used herein and not expressly defined shall have the meaning given to them in the Agreement.

2. Waiver of Due Diligence. Buyer hereby waives its right to terminate the Purchase Agreement pursuant to Section 4.2 of the Purchase Agreement.

3. Adjustment of Purchase Price. The definition of “Purchase Price” set forth in Section 1.1 of the Section 1.1 of the Purchase Agreement is amended and restated in its entirety with the following:

“Purchase Price” shall mean Two Hundred Three Million One Hundred Thousand and 00/100 Dollars ($203,100,000.00).”

4. No Free Rent Credits. Seller acknowledges that the Argus model for the Property dated September 26, 2012, which was provided by Seller or its agents to Cole Capital Partners, LLC in connection with the December 13, 2012 letter of intent between Seller and Cole Capital Partners, LLC, disclosed all rental abatements, concessions, and free rent provided for in the Leases. Accordingly, Buyer shall not be entitled to a credit against the Purchase Price at Closing for any unexpired rental abatements, concessions, or free rent provided for under the Leases in place on the Effective Date.

5. Seller Title Certificate. The form of Seller Title Certificate attached as Exhibit C to the Purchase Agreement is hereby deleted in its entirety, and the form of Seller Title Certificate attached hereto as Exhibit C-1 is substituted in the place thereof.

6. Additional Closing Documents. In addition to the Seller Closing Documents listed in Section 5.2.1 of the Purchase Agreement, Seller and Buyer shall each execute and deliver at Closing the following additional documents:

(a) An assignment of Seller’s rights under the REA in the form attached hereto as Exhibit J-1; and

(b) A non-exclusive assignment of Seller’s environmental rights under the Purchase and Sale Agreement for the Property between Seller and GE dated April 21, 2005, in the form attached hereto as Exhibit J-2.

7. Parcel Map and REA Amendment. Seller shall use its good faith diligent efforts at its expense to cause the Parcel Map No. 9999 for the Property prepared by PSOMAS and dated August, 2010 to be finalized and recorded prior to Closing (as finalized, the “Parcel Map”), provided that any changes to such Parcel Map from the markup by the City of San Jose previously provided to Buyer prior to the recording thereof shall be subject to the prior written approval of Buyer, such approval not to be unreasonably withheld. Seller shall record that certain First Amendment to Operating and Easement Agreement previously executed by Seller, Target Corporation, and Home Depot U.S.A., Inc., and dated , 2008 (the “REA Amendment”), as soon as the Parcel Map has been recorded and the recording information of Parcel Map can be filled in the blank space within the REA Amendment. In the event that the Parcel Map and REA Amendment are recorded prior to the Closing, Buyer and Seller shall reasonably agree upon a revised legal description for the Deed (and a further amendment to Purchase Agreement incorporating such revised legal description). Seller shall submit the Parcel Map to the City for approval within seven (7) business days after the date hereof. If for any reason the Parcel Map and REA Amendment are not recorded prior to Closing, Buyer shall nevertheless be obligated to proceed to Closing (subject to satisfaction of the other terms and conditions set forth in the Purchase Agreement), and Seller shall remain responsible at its expense to diligently prosecute the recordation of the Parcel Map and REA Amendment as soon as possible after Closing. If for any reason Seller is unable or unwilling to cause the Parcel Map and REA Amendment to be recorded prior to 90 days after the Closing Date, then Buyer shall have the right, but not the obligation, to cause the same to occur, and all out of pocket third party expense incurred by Buyer in connection with the same shall be reimbursed by Seller. Notwithstanding the foregoing, if the City of San Jose indicates prior to Closing that a discretionary approval is needed for the Parcel Map and Seller does not obtain such discretionary approval prior to the Closing, then it shall be a condition to Closing that Seller shall have obtained such discretionary approval prior to the Closing (and Seller shall have the right to further extend closing for up to a period of seventy five (75) days in order to obtain such discretionary approval). This Section 7 shall survive the Closing and Seller’s obligations hereunder shall not be subject to the limitation set forth in Section 10.2.1(a) of the Purchase Agreement.

8. OfficeMax Agreement.

(a) Seller has entered into a non-binding term sheet with Office Max in the form attached as Schedule 1 hereto. Buyer hereby consents to the entry by Seller and Office Max of an amendment to its Lease incorporating the terms of Schedule 1; provided that Buyer’s reasonable approval of the form of amendment shall be required.

(b) Prior to Closing, Seller shall obtain an acknowledgement from Office Max pursuant to which such Tenant confirms, without qualification, that such Tenant’s share of common area costs for calendar years 2011 and 2012 are acceptable and that such Tenant does not intend to contest such charges.

9. Late Delivery Charges - Space 32-80. Seller agrees to indemnify and hold harmless Buyer from and against any claims, actions and liabilities relating to late delivery charges owed to the tenant of Space 32-80 under the terms of such Tenant’s Lease. Such indemnity shall survive the Closing and shall not be subject to the limitations set forth in Section 10.2.1(a) of the Purchase Agreement, but Seller’s liability for such indemnity shall not exceed $112,000.00. Notwithstanding the foregoing, if Seller obtains a Tenant Estoppel Certificate from such Tenant which does not assert a claim for such late delivery charges, Seller shall have no further obligation or liability under this paragraph 9.

10. Environmental Provisions. Section 7.3.8(c) of the Purchase Agreement is hereby amended in the following respects:

(a) Seller understands and agrees that Buyer may either extend the Environmental Policy for an additional ten (10) years or, alternatively, obtain a new environmental insurance policy with a term of ten (10) years, at any time prior to the expiration of the current term of the Environmental Policy. In the event that such extension or replacement occurs more than twelve (12) months prior to the current expiration of the Environmental Policy, Buyer shall be obligated to either further extend such Environmental Policy, extend such replacement environmental insurance policy, or, alternatively, obtain a new environmental insurance policy (in each case meeting all requirements of Section 7.3.8) which will extend the coverage required under Section 7.3.8 until at least February 29, 2026.

(b) Notwithstanding anything to the contrary provided in Section 7.3.8(c) of the Purchase Agreement, the limits of the renewal or replacement policies required therein shall not be required to take into account any of the sub-limits contained within the Environmental Policy (including those in favor of GE) or name Target as an additional insured thereunder. Nothing in this Section 7.3.8(c) shall permit any amendment to any of the terms, conditions or provisions of the existing Environmental Policy (other than as expressly provided in Section 7.3.8(a)) without the consent of Vornado Realty Trust in its sole and absolute discretion.

11. Controlling Agreement. To the extent any provisions contained herein conflict with the Agreement, the provisions contained herein shall supersede such conflicting provisions contained in the Agreement. Except as modified herein, Seller and Buyer hereby represent and warrant that the Agreement remains in full force and effect and is hereby reaffirmed and ratified by both Seller and Buyer.

12. Counterparts, Facsimiles. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which constitute collectively one agreement. Signatures to this Amendment may be transmitted via facsimile or scanned and emailed, and delivery thereby shall be deemed sufficient for all purposes to the same extent as would be delivery of an original signature.

[Signatures on following pages]

IN WITNESS WHEREOF, Seller has executed this Agreement as of the day and year first above written.

SELLER:

WPV SAN JOSE, LLC,
a Delaware limited liability company

By:	Vornado San Jose, L.L.C., a Delaware limited
liability company, its sole member

	By:	Vornado Realty L.P.,
a Delaware limited partnership,
its sole member

		By:	Vornado Realty Trust, a Maryland
corporation, its general partner

			By:	/s/ Michael DeMarco

			Name:	Michael DeMarco

			Title:	Executive Vice President

IN WITNESS WHEREOF, Buyer has executed this Agreement as of the day and year first above written.

BUYER:

COLE CCPT IV ACQUISITIONS, LLC, a Delaware limited liability company

By:	Cole REIT Advisors IV, LLC, a Delaware
limited liability company, its Manager

	By:	/s/ John M. Pons

	Name:	John M. Pons

	Title:	Executive Vice President